Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2024, relating to the consolidated financial statements of Nephros, Inc. as of and for the years ended December 31, 2023 and 2022, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts
June 17, 2024